NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

Financial Dynamics
Investors: Julie Huang/Brian Ritchie
212-850-5600

FOR RELEASE: 7:00 AM (Eastern) February 8, 2007

CONMED Corporation Announces Preliminary Fourth Quarter and
Full Year 2006 Results
- Sales Increase 10.9% to $169.9 Million: A New Quarterly Record -
- Non-GAAP EPS Grows 83% to $0.33 -
- Quarterly Margins Improve -
- Conference Call to be Held at 10:00 a.m. ET Today-

Utica, New York, February 8, 2007 ----- CONMED Corporation (Nasdaq: CNMD) today announced preliminary financial results for the fourth quarter and year-ended December 31, 2006. Sales for the 2006 fourth quarter increased 10.9%, reaching a quarterly record of $169.9 million compared to $153.2 million in the fourth quarter of 2005.

Excluding transition charges related to an acquisition and other unusual charges, non-GAAP net income for the fourth quarter increased 77% to $9.3 million, or $0.33 per diluted share, compared to fourth quarter 2005 non-GAAP net income of $5.3 million, or $0.18 per diluted share. This was driven by solid top-line growth and continued leverage of CONMED’s infrastructure. Non-GAAP figures exclude transition costs related to acquisition integration, plant closure related costs and other unusual charges. On a GAAP basis, the Company’s net loss in the fourth quarter 2006 was $23.6 million or $0.84 per share compared to net income of $2.8 million, or $0.10 per share in last quarter of 2005. As described below, unusual charges in the 2006 fourth quarter include a non-cash charge for the impairment of goodwill associated with the Company’s Endoscopic Technologies business unit. (Please see section on Acquisition and Unusual Charges as well as the attached table reconciling GAAP and non-GAAP financial results.)

“CONMED’s fourth quarter operating performance exceeded our expectations with excellent sales growth across our major product lines. This performance is consistent with our continued long-term strategy to grow our top-line through outstanding service to our customers with innovative, high quality, cost-effective medical devices,” commented Joseph J. Corasanti, President and Chief Executive Officer. “Excluding transition and other unusual charges, the Company’s fourth quarter gross margin improved to 51.0% of sales compared to 49.8% in the 2005 fourth quarter. Our operating margin improved to 9.6% of sales compared to 7.5% a year ago. These results reflect that the profit improvement plans we initiated in 2006 are on track and should continue to contribute to improved performance in 2007,” added Mr. Corasanti.

CONMED News Release Continued	Page 2 of 11	February 8, 2007

CONMED has significant intangible assets on its balance sheet as a result of its history of acquisitions over the last 17 years. As of December 31, 2006, these intangible assets amount to $481.6 million and consist of goodwill, customer relationships, acquired technology, and tradenames. The Company’s yearly evaluation of goodwill, as required by SFAS No. 142, “Goodwill and Other Intangible Assets”, has resulted in a preliminary non-cash pre-tax write-down of approximately $46.7 million ($29.6 million after-tax) related to the Endoscopic Technologies business unit. Accounting rules do not permit recording fair value increases, if any, to intangible assets of CONMED’s other operating segments, or even to other intangible assets of Endoscopic Technologies. The preliminary charge is the total goodwill of this business unit. Management will complete its review of the amount of the charge for Endoscopic Technologies when it finalizes its 2006 financial statements upon filing of its annual report on Form 10-K with the Securities and Exchange Commission. The write-off has no impact on CONMED’S cash flow from operations.

In January 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to recognize the cost of stock options and other stock-based payments as compensation expense. As a result of adopting SFAS No. 123R, the fourth quarter basic and diluted earnings per share and non-GAAP basic and diluted earnings per share were lower by approximately $0.03 per share in the December 2006 quarter than they otherwise would have been.

Sales outside the United States were $66.5 million in the fourth quarter of 2006, growing 19.2% overall and 14.0% on a constant currency basis compared to the fourth quarter of 2005. For the 2006 year, international sales have grown to 38.6% of the Company’s total sales compared to 36.8% of sales in 2005.

CONMED’s cash flow was strong in the fourth quarter of 2006 enabling a reduction in the senior credit facility of $31.3 million. For the 2006 year, cash from operations increased 52.2% to $64.6 million compared to $42.4 million in 2005. Total year debt repayment totaled $39.0 million. Additionally, the Company repurchased $7.8 million of its common stock during 2006.

Following is a summary of the Company’s sales by product line for the three months ended December 31, 2006 (in millions):

	Three Months Ended December 31,
				Constant
				Currency
	2005	2006	Growth	Growth
	(in millions)

Arthroscopy	$52.4	$59.9	14.3%	11.7%

Powered Surgical Instruments	32.1	36.5	13.7%	11.0%

Electrosurgery	22.6	26.8	18.6%	18.6%

Endoscopic Technologies	14.5	12.8	-11.7%	-11.7%

Endosurgery	12.5	15.1	20.8%	20.8%

Patient Care	19.1	18.8	-1.6%	-1.6%

	$153.2	$169.9	10.9%	9.0%

CONMED News Release Continued	Page 3 of 11	February 8, 2007

The Company’s sports medicine Arthroscopy line grew 14.3% over fourth quarter 2005 on continued strength of video imaging sales, as well as a solid performance from our procedure specific tissue repair devices. Powered Surgical Instruments continued to demonstrate sales acceleration by growing 13.7% as a result of our MPower® and MicroPower® platform products introduced in 2006. Electrosurgery continued to increase sales at an above market growth rate of 18.6%, while Endosurgery increased 20.8% with strong growth internationally. The Endoscopic Technologies line, accounting for approximately 8% of the Company’s sales during the quarter, experienced a revenue decline in the fourth quarter due to the termination of its distribution arrangement for the Onco-Life product and due to production matters at an assembly operation in Mexico. Management has taken corrective action to address the causes associated with the product shortages that the Company identified and disclosed in the third quarter of 2006. Management expects that shortages for this product line may continue into 2007.

In the fourth quarter of 2006, the Internal Revenue Service completed its audit of the CONMED’s 2004 federal income tax return, resolving several matters which had been partially reserved by the Company such as the research and development credit and the extraterritorial income (“ETI”) tax benefit. Accordingly, the benefit of approximately $1.1 million was recorded as a reduction of income tax expense in the fourth quarter. Additionally, in December 2006, Congress renewed the research and development tax credit for 2006. Thus, the entire 2006 estimated benefit of the credit, amounting to $0.6 million, was recorded in the last quarter of 2006.

Full Year Results

During 2006, the Company experienced sequential quarterly non-GAAP operating performance improvement, culminating with the fourth quarter’s better than expected operating results. For the full year 2006, CONMED reported revenues of $646.8 million, a 4.8% increase from the $617.3 million in 2005. Non-GAAP net income for 2006 was $28.1 million, or $1.00 per diluted share, (excluding acquisition transition and other charges) compared to non-GAAP net income of $41.8 million, or $1.41 per diluted share, for 2005 (please see attached schedule for full explanation of transition and other charges). The 2006 GAAP net loss, including the previously described write-down of certain of the Company’s intangible assets, was $12.5 million, $0.45 per diluted share, compared to net income of $32.0 million and $1.08 per diluted share in 2005.  Adoption of SFAS 123R regarding expensing of stock options and other stock-based payments in 2006 caused diluted earnings per share and non-GAAP diluted earnings per share to be reduced by $0.12 for the full year.

Following is a summary of 2006 sales by product line in millions of dollars:

	Year Ended December 31,
				Constant
				Currency
	2005	2006	Growth	Growth
	(in millions)

Arthroscopy	$211.4	$228.2	7.9%	6.8%

Powered Surgical Instruments	132.0	137.2	3.9%	2.8%

Electrosurgery	88.5	97.7	10.4%	10.4%

Endoscopic Technologies	58.9	54.9	-6.8%	-6.8%

Endosurgery	50.6	52.9	4.5%	4.5%

Patient Care	75.9	75.9	-%	-%

	$617.3	$646.8	4.8%	4.0%

CONMED News Release Continued	Page 4 of 11	February 8, 2007

Outlook

Mr. Corasanti noted, “During 2006, management pursued initiatives that were intended to reverse the weak operating results of the last half of 2005. We are pleased that the Company was successful in improving our 2006 operating performance as we progressed through the year in-line with our expectations. We recognize that there are still improvements to be made, especially within the Endoscopic Technologies business, where management is diligently working to resolve certain manufacturing issues. We believe that product line performance in this division will show steady improvement throughout 2007 once the issue impacting product shortages is corrected. The strong fourth quarter growth of the majority of CONMED’s product lines bodes well for our overall business as we enter 2007.”

“For the upcoming first quarter of 2007, we anticipate revenues in the range of $164-$168 million and non-GAAP diluted earnings per share (excluding unusual charges) of $0.24-0.28. For the full year of 2007, we reaffirm the forecast we last provided. We foresee 2007 sales growing approximately 5% over 2006 sales with the resulting diluted earnings per share approximating $1.20 - $1.30, a significant increase from the 2006 non-GAAP diluted earnings per share of $1.00. While this expected growth is substantial, the anticipated 2007 operating profit margin of 11.5% is not the ultimate goal. Future expected top-line growth, together with controlling costs and leveraging the Company’s fixed-cost structure, should result in longer-term improving profitability,” concluded Mr. Corasanti.

Acquisition and Unusual Charges

As previously noted, CONMED expects to incur a non-cash pre-tax charge in the preliminary amount of $46.7 million as a result of the Company’s yearly evaluation of intangible asset values. Offset by income tax benefits of $17.1 million, the net charge amounted to $29.6 million.

As a result of the acquisition of the Endoscopic Technologies product line, the Company had been purchasing the finished goods from the former owner until transfer of the manufacturing process to CONMED’s facilities. During the second quarter of 2006, manufacturing of a vast majority of the products had begun in the Company’s facilities or in outsourced locations. However, first-in first-out (“FIFO”) inventory accounting requires that the higher cost purchased inventory be sold before the expected lower-cost self-manufactured inventory is sold. CONMED has noted this difference in cost, as well as certain other costs associated with the start-up of production, as an adjustment to GAAP income amounts. The Company expects that no other transition costs related to this acquisition will be incurred in 2007 or beyond.

In the fourth quarter of 2006, CONMED continued to complete the previously announced surgical light replacement program and expensed $0.4 million as an unusual charge. For the full year of 2006, the charge amounted to $1.4 million. In 2004, the Company ceased selling its own brand of surgical lights and initiated a program to replace all of its surgical lights currently in use with other manufacturers’ lights. The replacement program required access to operating rooms, which is granted at the discretion of the affected hospitals. The replacement program is expected to be completed in early 2007.

In September 2006, CONMED announced the closing of its Integrated Systems assembly operation in Montreal, Canada. Future assembly of the pendants and service manager cabinets associated with the Company’s integrated systems line will be absorbed by other of CONMED’s facilities and/or outsourced to a contract manufacturer. In the 2006 fourth quarter, the Company incurred closing costs of $1.4 million and a total of $1.9 million for the year. The closing activities are expected to be completed in early 2007.

In April 2006, the Company refinanced its debt, resulting in a reduced interest rate and increased availability. The deferred financing fees associated with the previous debt were written off in the second quarter of 2006 amounting to $678,000.

CONMED News Release Continued	Page 5 of 11	February 8, 2007

During the second quarter of 2006, CONMED was notified that the supplier of certain of its pulse oximetry products could no longer provide product because of the settlement of a patent dispute with a third party. Because the Company can no longer assure customers of a continuing supply of these products, CONMED has discontinued their marketing and charged off inventory valued at $595,000 in the second quarter. The discontinuation of these products is not expected to have a material impact on the Company’s sales or results of operations. This matter does not affect the vast majority of CONMED’s pulse oximetry products and also does not affect sales of its proprietary Pro2® pulse oximetry line.

Conference Call

The Company will webcast its fourth quarter and full year 2006 conference call live over the Internet on Thursday, February 8, 2007 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through February 15, 2007.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 6 of 11	February 8, 2007

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2006	2005	2006

Net sales	$153,200	$169,892	$617,305	$646,812

Cost of sales	76,862	83,271	296,438	322,644
Cost of sales, acquisition-transition and
plant closure - Note A	1,870	4,180	7,846	11,322

Gross profit	74,468	82,441	313,021	312,846

Selling and administrative - Note B	57,945	62,116	216,685	234,832
Research and development	6,836	8,130	25,469	30,715
Other expense - Note C	1,864	993	7,119	5,213
Impairment of goodwill - Note D	-	46,689	-	46,689

	66,645	117,928	249,273	317,449

Income (loss) from operations	7,823	(35,487)	63,748	(4,603)

Loss on early extinguishment
of debt	-	-	-	678

Interest expense	4,214	4,617	15,578	19,120

Income (loss) before income taxes	3,609	(40,104)	48,170	(24,401)

Provision (benefit) for income taxes	802	(16,511)	16,176	(11,894)

Net income (loss)	$2,807	$(23,593)	$31,994	$(12,507)

Per share data:

Net Income
Basic	$.10	$(.84)	$1.09	$(.45)
Diluted	.10	(.84)	1.08	(.45)

Weighted average common shares
Basic	29,127	27,940	29,300	27,966
Diluted	29,407	27,940	29,737	27,966

CONMED News Release Continued	Page 7 of 11	February 8, 2007

Note A - Cost of sales includes costs associated with an acquisition and certain subsequent transition activities. These costs approximated $1.9 million and $7.8 million, respectively, in the three and twelve months ended December 31, 2005 and $2.9 million and $10.0 million, respectively, in the three and twelve months ended December 31, 2006. Also included in cost of sales in the three and twelve months ended December 31, 2006 is approximately $1.3 million in inventory write-off costs associated with a plant closure.

Note B - Included in selling and administrative expense in the three and twelve months ended December 31, 2006 are approximately $1.1 million and $3.7 million, respectively, of share-based payment expense.

Note C - Included in other expense in the three months ended December 31, 2005 are $0.6 million in acquisition related costs, $0.5 million of expense related to the termination of a product offering and $0.8 million related to a loss on an equity investment. Included in other expense for the twelve months ended December 31, 2005 are $4.1 million in acquisition related costs, $1.5 million of expense related to the termination of a product offering, $0.7 million in environmental settlement costs and $0.8 million related to the loss on an equity investment. Included in other expense in the three months ended December 31, 2006 are the following: $0.5 million in acquisition-related costs, $0.4 million in cost related to the termination of a product offering and $0.1 million in plant closure costs. Included in other expense in the twelve months ended December 31, 2006 are the following: $2.6 million in acquisition-related costs, $1.4 million in costs related to the termination of a product offering, $0.6 million in costs related to the settlement of a patent dispute, and $0.6 million in plant closure costs.

Note D - Impairment of goodwill is a non-cash charge related to the Endoscopic Technologies business unit resulting from the Company’s yearly evaluation of intangible asset values in accordance with SFAS No. 142.

CONMED News Release Continued	Page 8 of 11	February 8, 2007

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS

	December 31,
	2005	2006
Current assets:
Cash and cash equivalents	$3,454	$3,831
Accounts receivable, net	83,327	75,120
Inventories	152,428	151,687
Deferred income taxes	12,887	15,212
Other current assets	3,419	4,033
Total current assets	255,515	249,883

Property, plant and equipment, net	104,224	116,480
Goodwill and other assets, net	335,651	290,512
Other intangible assets, net	191,402	191,135
Other assets	16,991	13,561
Total assets	$903,783	$861,571

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,208	$3,148
Other current liabilities	57,924	72,057
Total current liabilities	62,132	75,205

Long-term debt	302,643	264,676
Deferred income taxes	62,554	51,004
Other long-term liabilities	23,448	30,332
Total liabilities	450,777	421,217

Shareholders' equity:
Capital accounts	202,810	201,541
Retained earnings	259,932	247,425
Accumulated other comprehensive loss	(9,736)	(8,612)
Total equity	453,006	440,354

Total liabilities and shareholders' equity	$903,783	$861,571

CONMED News Release Continued	Page 9 of 11	February 8, 2007

CONMED CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve months ended
	December 31,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$31,994	$(12,507)
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	30,786	29,851
Share-based payment expense	-	3,709
Deferred income taxes	10,128	(12,289)
Loss on equity investment	794	-
Sale of accounts receivable	(9,000)	4,000
Impairment of goodwill	-	46,689
Other, net	(22,268)	5,119
Net cash provided by operating activities	42,434	64,572

Cash flow from investing activities:
Payments related to business acquisitions,
net of cash acquired	(372)	(2,466)
Purchases of property, plant, and equipment, net	(16,242)	(21,895)
Proceeds from sale of equity investment	-	1,205
Net cash used in investing activities	(16,614)	(23,156)

Cash flow from financing activities:
Payments on debt	(30,671)	(174,027)
Proceeds of debt	43,000	135,000
Payments relating to issuance of debt	-	(1,260)
Net proceeds from common stock issued under employee plans	16,998	2,731
Repurchase of common stock	(45,374)	(7,848)
Other, net	(6,287)	1,305
Net cash provided by financing activities	(22,334)	(44,099)

Effect of exchange rate change
on cash and cash equivalents	(4,221)	3,060

Net decrease in cash and cash equivalents	(735)	377

Cash and cash equivalents at beginning of period	4,189	3,454

Cash and cash equivalents at end of period	$3,454	$3,831

CONMED News Release Continued	Page 10 of 11	February 8, 2007

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)
	Three months ended
	December 31,
	2005	2006

Reported net income (loss)	$2,807	$(23,593)

Acquisition-transition related costs included
in cost of sales	1,870	2,899

Plant closure related costs included in cost of sales	-	1,281

Total cost of sales	1,870	4,180

Other acquisition related costs	620	488

Termination of product offering	450	356

Loss on equity investment	794	-

Plant closure costs	-	149

Total other expense	1,864	993

Impairment of goodwill	-	46,689

Unusual expense before income taxes	3,734	51,862

Provision (benefit) for income taxes on unusual expense	(1,288)	(18,958)

Net income before unusual items.	$5,253	$9,311

Per share data:

Reported net income
Basic	$.10	$(.84)
Diluted	.10	(.84)

Net income before unusual items
Basic	$.18	$.33
Diluted	.18	.33

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED News Release Continued	Page 11 of 11	February 8, 2007

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)
	Twelve months ended
	December, 31,
	2005	2006

Reported net income (loss)	$31,994	$(12,507)

Acquisition-transition related costs included in cost of sales	7,846	10,041

Plant closure related cost included in cost of sales	-	1,281

Total cost of sales	7,846	11,322

Other acquisition related costs	4,108	2,592

Termination of product offering	1,519	1,448

Environmental settlement	698	-

Loss on equity investment	794	-

Write-off of inventory in settlement of a patent dispute	-	595

Plant closure costs	-	578

Total other expense	7,119	5,213

Impairment of goodwill	-	46,689

Loss on early extinguishment of debt	-	678

Unusual expense before income taxes	14,965	63,902

Provision (benefit) for income taxes on unusual expense	(5,163)	(23,293)

Net income before unusual items.	$41,796	$28,102

Per share data:
Reported net income
Basic	$1.09	$(.45)
Diluted	1.08	(.45)

Net income before unusual items
Basic	$1.43	$1.00
Diluted	1.41	1.00

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.